EXHIBIT 99.1

Hub Group, Inc. Reports Fourth Quarter and Full Year 2021 Results

Highlights:

  Strong freight demand conditions, combined with the attractive value proposition of our service offerings, led to record quarterly revenue of $1.3 billion, up 32% as compared to last year; full year revenue grew 21% to a record $4.2 billion
  Record quarterly and annual gross margin of $213 million (16.9% of revenue) and $600 million (14.2%), respectively, driven by favorable pricing and yield management, combined with our continued focus on operating efficiency, resulted in fourth quarter and full year operating income margin of 9.3% and 5.6% of revenue, respectively
  Record diluted earnings per share (EPS) of $2.48 in the quarter and $5.06 for the full year
  Generated net income of $84 million and EBITDA (non-GAAP)(1) of $152 million in the quarter, and ended the year with solid liquidity and a conservative capital structure
  Introduced full year 2022 outlook, including expected revenue of $4.9 - $5.1 billion and diluted EPS of $5.90 - $6.30

OAK BROOK, Ill., Feb. 08, 2022 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) announced fourth quarter 2021 net income of $84 million, or diluted earnings per share of $2.48.   Net income for fourth quarter 2020 was $22 million, or $0.67 per diluted share.

“In our 50th year in business we delivered record revenue and profit as our organization continues to position itself to support our customers through innovative supply chain solutions. Revenue grew 32% in the quarter due to exceptionally strong freight demand. Our ongoing focus on yield improvement, operating efficiency and fixed cost leverage led to record profitability. We reported record quarterly diluted EPS of $2.48, which is nearly four times the prior year’s EPS. As 2022 begins, we continue to see robust demand from our customers and favorable market conditions. We continue to make investments in our business to support our customers’ needs for capacity, service, and innovative solutions,” said Dave Yeager, Hub Group’s Chairman and Chief Executive Officer.

Fourth Quarter 2021 Results

Revenue for the fourth quarter of 2021 increased by 32% to $1.3 billion compared with $953 million in the fourth quarter of 2020. Gross margin for the quarter was 16.9% of revenue, as compared with 11.1% last year. Operating income was $118 million (9.3% of revenue) versus $31 million (3.3% of revenue) in 2020.   EBITDA (non-GAAP)1 for the quarter was $152 million.

Fourth quarter intermodal revenue increased 25% to $702 million due to a 37% increase in revenue per load, partially offset by a 9% decline in volume resulting from ongoing network fluidity challenges. Intermodal gross margin increased compared to the prior year as pricing and cost recovery more than offset increased purchased transportation costs and lower volume.

Dedicated revenue decreased 8% in the quarter compared to the prior year to $62 million due to declines from existing customers and the impact of business we exited, partially offset by revenue from new customers. Dedicated gross margin decreased primarily due to lower revenue and higher driver costs, partially offset by lower insurance and claims expenses.

Fourth quarter logistics revenue increased 13% to $224 million due to the growth of our final mile and consolidation services. Gross margin increased due to growth with existing customers, new business onboardings and yield management initiatives, partially offset by higher warehousing and transportation costs.

Truck brokerage revenue grew 112% in the quarter to $268 million primarily due to the acquisition of Choptank Transport (“Choptank”) in October as well as from growth in revenue per load. Contractual freight represented 49% of total brokerage volume in the fourth quarter of 2021 as compared to 57% in 2020. Gross margin increased relative to fourth quarter 2020 due to the acquisition, higher revenue per load and growth in cross selling with our customers, partially offset by higher purchased transportation costs.

Costs and expenses increased to $95 million in the fourth quarter of 2021 due to operating costs of our final mile and Choptank acquisitions, and higher compensation expense, partially offset by $10 million of gain on the sale of equipment.

Capital expenditures for the fourth quarter of 2021 totaled $49 million. At December 31, 2021, we had cash and cash equivalents of $160 million.

Full Year 2021 Results

Full year net income was $171 million, or diluted earnings per share of $5.06. For the full year, revenue grew 21% to $4.2 billion, and full year operating income was $238 million. Operating income as a percentage of revenue for fiscal year 2021 was 5.6%.

2022 Outlook

We expect that our 2022 diluted earnings per share will range from $5.90 to $6.30. We estimate revenue will range from $4.9 to $5.1 billion, and that gross margin as a percentage of revenue will range from 13.9% to 14.3%. We estimate our costs and expenses will range from $425 to $445 million for the year. We project our effective tax rate for the year will be approximately 25%.

We expect capital expenditures for 2022 to range from $240 to $270 million.   For 2022, we expect to order 6,550 containers, including 550 refrigerated containers, resulting in net growth of approximately 6,000 after retirements of containers that have reached end of life. We expect to receive over 750 tractors in 2022, including deliveries from our 2021 order, to replace older units and support growth in our drayage and dedicated fleets. We also expect to incur approximately $40 million for IT investments and to complete the expansion of our headquarters facility.

Non-GAAP Financial Measure

In this press release, we present EBITDA, a non-GAAP financial measure of profitability defined as earnings before interest, taxes, depreciation and amortization. As required by the rules of the Securities and Exchange Commission (“SEC”), we have provided herein a reconciliation of this non-GAAP financial measure to Net Income, the most directly comparable measure under GAAP. Management believes that EBITDA provides relevant and useful information, which is used by our management as well as by many analysts, investors and competitors in our industry. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s profitability for the periods presented. EBITDA should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and is not necessarily comparable to non-GAAP measures that may be presented by other companies.

CONFERENCE CALL

Hub Group, Inc. will hold a conference call at 5:00 p.m. Eastern Time on February 8, 2022 to discuss our fourth quarter 2021 results.

Hosting the conference call will be Dave Yeager, Chairman and CEO. Also participating on the call will be Phil Yeager, President and Chief Operating Officer, and Geoff DeMartino, Executive Vice President, Chief Financial Officer and Treasurer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s web site at www.hubgroup.com. The webcast is listen-only. Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please register at: https://www.yourconferencecenter.com/confcenter/PinCode/Pin_Code.aspx?100374&o=UcNaSJujBcPGSa

Registrants will be issued a passcode and PIN to use when dialing into the live call which will provide quickest access to the conference. You may register at any time, including up to and after the call start time. On the day of the call, dial (888) 206-4064 approximately ten minutes prior to the scheduled call time; enter the participant passcode and PIN received during registration. The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company's web site at www.hubgroup.com. This replay will be available for 30 days.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. Forward-looking statements are inherently uncertain and subject to risks, uncertainties and other factors that might cause the actual performance of Hub Group, Inc. to differ materially from those expressed or implied by this discussion and, therefore, should be viewed with caution. All forward-looking statements and information are provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally may be identified by the use of forward-looking terminology such as “trends”, “assumptions”, “target”, “guidance”, “outlook”, “opportunity”, “future”, “plans”, “goals”, “objectives”, “expects”, “anticipate”, “expected”, “may”, “will”, “would”, “could”, “intend”, “believe”, “potential”, “projected”, “estimate” (or the negative or derivative of each of these terms), or similar words, and include our statements regarding our outlook, profit improvement initiatives and capital expenditures. These forward-looking statements are based on management's experience and perception of trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. Factors that could cause actual results to differ materially include general or regional economic conditions and health concerns; the effect of the ongoing COVID-19 pandemic, including any spikes, outbreaks or variants of the virus, as well as any future government actions taken in response to the pandemic, including on our business operations, as well as its impact on general economic and financial market conditions and on our customers, counterparties, employees and third-party service providers; our ability to sustain or the effects of plans intended to improve operational execution and performance; changes in or implementation of governmental or regulatory rules and interpretations affecting tax, wage and hour matters, health and safety, labor and employment, insurance or other undeterminable areas; intermodal costs and prices, the integration of acquisitions and expenses relating thereto; the future performance of Hub’s Intermodal, Dedicated, Truck Brokerage and Logistics business lines; driver shortages; the amount and timing of strategic investments or divestitures by Hub; the failure to implement and integrate critical information technology systems; cyber security incidents; retail and other customers encountering adverse economic conditions and other factors described from time to time in Hub Group's SEC reports, press releases and other communications. Hub Group assumes no obligation to update any such forward-looking statements.

SOURCE:   Hub Group, Inc.                CONTACT: Maralee Volchko of Hub Group, Inc., +1-630-271-3745

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,
	2021		2020
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$1,256,403	100.0%	$952,730	100.0%

Transportation costs	1,043,671	83.1%	847,171	88.9%
Gross margin	212,732	16.9%	105,559	11.1%

Costs and expenses:
Salaries and benefits	70,544	5.6%	42,649	4.5%
General and administrative	13,418	1.1%	23,446	2.4%
Depreciation and amortization	11,185	0.9%	8,292	0.9%
Total costs and expenses	95,147	7.6%	74,387	7.8%

Operating income	117,585	9.3%	31,172	3.3%

Other income (expense):
Interest expense	(1,747)	-0.1%	(2,048)	-0.2%
Other, net	137	0.0%	(86)	-0.0%
Total other expense	(1,610)	-0.1%	(2,134)	-0.2%

Income before provision for income taxes	115,975	9.2%	29,038	3.1%

Provision for income taxes	31,661	2.5%	6,650	0.7%

Net income	$84,314		$22,388

Earnings per share
Basic	$2.52		$0.67
Diluted	$2.48		$0.67

Basic weighted average number of shares outstanding	33,456		33,212
Diluted weighted average number of shares outstanding	33,983		33,630

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Twelve Months Ended December 31,
	2021		2020
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$4,232,383	100.0%	$3,495,644	100.0%

Transportation costs	3,632,743	85.8%	3,070,207	87.8%
Gross margin	599,640	14.2%	425,437	12.2%

Costs and expenses:
Salaries and benefits	247,240	5.9%	188,777	5.4%
General and administrative	76,476	1.8%	99,597	2.9%
Depreciation and amortization	37,467	0.9%	31,237	0.9%
Total costs and expenses	361,183	8.6%	319,611	9.2%

Operating income	238,457	5.6%	105,826	3.0%

Other income (expense):
Interest expense	(7,302)	-0.2%	(9,746)	-0.3%
Other, net	(245)	-0.0%	20	0.0%
Total other expense	(7,547)	-0.2%	(9,726)	-0.3%

Income before provision for income taxes	230,910	5.5%	96,100	2.7%

Provision for income taxes	59,436	1.4%	22,541	0.6%

Net income	$171,474		$73,559

Earnings per share
Basic	$5.13		$2.22
Diluted	$5.06		$2.19

Basic weighted average number of shares outstanding	33,434		33,180
Diluted weighted average number of shares outstanding	33,892		33,543

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	December 31,	December 31,
	2021	2020

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$159,784	$124,506
Accounts receivable trade,net	701,512	518,975
Accounts receivable other	3,022	1,265
Prepaid taxes	2,191	1,336
Prepaid expenses and other current assets	27,779	26,753
TOTAL CURRENT ASSETS	894,288	672,835

Restricted investments	24,256	23,353
Property and equipment, net	681,451	671,101
Right-of-use assets - operating leases	44,036	43,573
Right-of-use assets - financing leases	1,252	3,557
Other intangibles, net	196,672	163,953
Goodwill, net	576,913	508,555
Other assets	18,426	18,469
TOTAL ASSETS	$2,437,294	$2,105,396

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$424,923	$285,320
Accounts payable other	12,493	12,680
Accrued payroll	56,938	23,044
Accrued other	82,827	102,613
Lease liability - operating leases	11,364	10,093
Lease liability - financing leases	1,251	1,793
Current portion of long term debt	97,273	93,562
TOTAL CURRENT LIABILITIES	687,069	529,105

Long term debt	177,479	176,797
Non-current liabilities	41,572	42,910
Lease liability - operating leases	34,916	36,328
Lease liability - financing leases	-	8
Deferred taxes	155,944	162,325

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2021 and 2020	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and
41,224,792 shares issued in 2021 and 2020; 33,907,734 shares
outstanding in 2021 and 33,549,708 shares outstanding in 2020	412	412
Class B: $.01 par value; 662,300 shares authorized;
662,296 shares issued and outstanding in 2021 and 2020	7	7
Additional paid-in capital	189,256	186,058
Purchase price in excess of predecessor basis, net of tax
benefit of $10,306	(15,458)	(15,458)
Retained earnings	1,424,634	1,253,160
Accumulated other comprehensive loss	(207)	(191)
Treasury stock; at cost, 7,317,058 shares in 2021
and 7,675,084 shares in 2020	(258,330)	(266,065)
TOTAL STOCKHOLDERS' EQUITY	1,340,314	1,157,923
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,437,294	$2,105,396

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Twelve Months Ended December 31,
	2021	2020

Cash flows from operating activities:
Net income	$171,474	$73,559
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	130,629	123,679
Deferred taxes	(3,992)	7,463
Compensation expense related to share-based compensation plans	20,056	17,053
(Gain) loss on sale of assets	(19,173)	907
Other operating activities	-	6,385
Changes in operating assets and liabilities, net of acquisitions:
Restricted investments	(903)	(752)
Accounts receivable, net	(115,568)	(47,219)
Prepaid taxes	(856)	(707)
Prepaid expenses and other current assets	(647)	(2,508)
Other assets	(2,883)	(2,177)
Accounts payable	78,448	5,594
Accrued expenses	9,686	(4,408)
Non-current liabilities	(13,436)	(1,915)
Net cash provided by operating activities	252,835	174,954

Cash flows from investing activities:
Proceeds from sale of equipment	45,177	3,289
Purchases of property and equipment	(132,952)	(115,306)
Acquisitions, net of cash acquired	(122,360)	(84,845)
Net cash used in investing activities	(210,135)	(196,862)

Cash flows from financing activities:
Repayments of long term debt	(107,608)	(198,741)
Stock withheld for payments of withholding taxes	(9,123)	(7,963)
Finance lease payments	(2,682)	(3,066)
Proceeds from issuance of debt	112,001	187,475
Net cash used in financing activities	(7,412)	(22,295)

Effect of exchange rate changes on cash and cash equivalents	(10)	(20)

Net increase (decrease) in cash and cash equivalents	35,278	(44,223)
Cash and cash equivalents beginning of period	124,506	168,729
Cash and cash equivalents end of period	$159,784	$124,506

HUB GROUP, INC.
FINANCIAL INFORMATION BY BUSINESS LINE
(in thousands)
(unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,

	2021	2020	2021	2020

Intermodal	$701,878	$560,562	$2,391,494	$2,029,186

Logistics	223,767	197,597	887,388	767,279

Truck brokerage	268,344	126,441	688,867	431,127

Dedicated	62,414	68,130	264,634	268,052

Total Revenue	$1,256,403	$952,730	$4,232,383	$3,495,644

RECONCILIATION OF NET INCOME TO EBITDA
(in thousands)
(unaudited)

	Three Months
	Ended December 31,
			Change	Change
	2021	2020	$	%

Net income	$84,314	$22,388	$61,926	276.6%

Interest expense	1,747	2,048	(301)	-14.7%

Depreciation and amortization	34,670	31,881	2,789	8.7%

Provision for income taxes	31,661	6,650	25,011	376.1%

EBITDA	$152,392	$62,967	$89,425	142.0%

RECONCILIATION OF NET INCOME TO EBITDA
(in thousands)
(unaudited)

	Twelve Months
	Ended December 31,
			Change	Change
	2021	2020	$	%

Net income	$171,474	$73,559	$97,915	133.1%

Interest expense	7,302	9,746	(2,444)	-25.1%

Depreciation and amortization	130,629	123,679	6,950	5.6%

Provision for income taxes	59,436	22,541	36,895	163.7%

EBITDA	$368,841	$229,525	$139,316	60.7%

See the “Non-GAAP Financial Measure” section of this release for the definition of EBITDA and a discussion of this non-GAAP financial measure.

(1)   See the “Non-GAAP Financial Measure” section of this release for the definition of EBITDA and a discussion of this non-GAAP financial measure.